CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Investment Funds:

We hereby consent to the reference to our firm under the caption Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information for Putnam Government Money Market Fund, a series of Putnam Investment Funds.

/s/ KPMG LLP

Boston, Massachusetts
March 24, 2016